STAAR SURGICAL REPORTS FIRST QUARTER RESULTS
Revenue of $14.9 Million In Line With Preliminary Results
International Sales Grow 20%

MONROVIA, CA, May 1 — STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced final financial results for its first fiscal quarter ended March 30, 2007. These results were in line with the preliminary results the Company published on April 23, 2007.

Total product sales for the first quarter were $14,917,000, an increase of 11% compared with $13,465,000 reported for the same period of 2006. This sales level is the third highest quarterly sales achieved by the Company in its 25-year history. The year-over-year increase in sales during the first quarter of 2007 was the fourth consecutive quarter of year-over-year sales growth and was largely the result of increased Visian ICL™ sales in U.S. and international markets. Excluding the impact of changes in currency, first quarter 2007 sales were $14,367,000, up 7% compared with $13,465,000 reported in the first quarter of 2006.

International sales for the first quarter were $9,823,000, up 20% compared with $8,204,000 reported in the same period of last year. International sales for the fourth quarter of 2006 were $9,760,000. Excluding the impact of changes in currency, first quarter 2007 international sales were $9,273,000 up 13% compared with the same period of last year.

“We started 2007 with a continuation of the year-over-year sales growth we achieved in the last three quarters of 2006,” said David Bailey, president and CEO of STAAR Surgical. “International ICL sales remain strong and were up 53% year-over-year and evidence our continued progress in gaining procedure share for our refractive technology. At the same time, we are also producing growth in our international cataract franchise, which grew 11% in the first quarter compared with last year. Underlying this growth was improvement in the German market which, excluding the impact of changes in currency, grew 6% year-over-year and 5% sequentially. We believe this improvement reflects recovery in the German market following the recent doctor strikes as well as stability at our German subsidiary.

“U.S. ICL sales grew 49% year-over-year and we believe our targeted marketing and physician outreach programs will lead to additional growth,” continued Mr. Bailey. “During the first quarter we certified 46 doctors bringing the total number of ICL certified doctors in the U.S. to 352. In addition, at the American Society of Cataract and Refractive Surgery (ASCRS) we hosted a wide range of well-attended events, including an ICL certification course and an ICL user group meeting. The user group meeting was attended by over 100 surgeons and included lots of new data on both the safety and efficacy of the ICL. It was a very successful event which challenged both the surgeon and OD attendees to integrate the technology into their practices on a more routine basis. Our strategy is to continue to underwrite activities like these that should allow us to build new interest in our technology as well as capitalize on existing interest.

New Product and R&D Pipeline Update

•	In January 2007, the Centers for Medicare and Medicaid Services (CMS) approved dual aspect reimbursement for astigmatism correcting intraocular lenses. STAAR has been advised by CMS that its Toric intraocular lens conforms with the CMS ruling and expects the lens to be available to patients under dual aspect reimbursement.

•	In April 2007, the Company launched the Afinity™ Collamer® Aspheric IOL

•	In the third quarter of 2007, the Company anticipates introducing a silicone version of its aspheric IOL

•	In the first half of 2008, the Company anticipates launching in the U.S. the first preloaded injector

“Within cataract, despite the 10% year-over-year decline in U.S. sales, we believe we are well positioned to grow sales in 2007,” continued Mr. Bailey. “During ASCRS the introduction of our new square-edge aspheric Collamer® IOL was well-received by cataract surgeons and we believe its superior optical characteristics will drive adoption. These new product introductions coupled with our targeted sales and marketing programs give us confidence that we can achieve full year growth in our U.S. cataract franchise.”

Total U.S. sales for the first quarter fiscal 2007 were $5,094,000, down 3% compared with $5,261,000 reported in the same period of 2006, and down 10% compared with $5,680,000 reported for the fourth quarter of 2006. First quarter U.S. Visian ICL™ sales were $1,023,000, down 4% compared with $1,060,000 for the fourth quarter of 2006 and up 49% compared with $685,000 reported in the first quarter of 2006.

“With our strong growth in the international markets, resolution of our challenges with our German subsidiary and a competitive product offering in the U.S. in both cataract and refractive, we believe we are well positioned to achieve positive results in all areas of our business. We are now executing our growth strategy, which should result in continued improvement in our financial performance,” continued Mr. Bailey.

Gross profit margin for the first quarter increased to 48.9% compared with 47.8% in the first quarter of 2006. This increase was primarily due to the year-over-year increase in high margin ICL products. Gross profit margin in the fourth quarter of 2006 was 43.0% and was impacted by obsolescence charges for certain IOL inventory.

Selling, general, and administrative expenses for the first quarter of 2007 were $10,495,000, up 9% from $9,650,000 in expenses reported for the first quarter of 2006.

General and administrative expenses for the first quarter of 2007 of $2,783,000 were essentially flat to $2,801,000 in expenses reported for the first quarter of 2006.

Marketing and selling expenses for the first quarter of 2007 increased 19% to $6,102,000 compared with $5,123,000. The increase for the quarter is primarily due to the accrual of approximately $800,000 in investigation costs related to our German subsidiary and the costs of increased headcount in the U.S. partially offset by a decrease in trade show expenses due to the timing of ASCRS.

Research and development expenses, including regulatory and clinical expenses, for the first quarter of 2007, decreased 7% to $1,610,000 compared with $1,726,000 reported for the first quarter of 2006. Research and development costs in the first quarter of 2006 were higher due to the costs associated with the Toric ICL™ FDA Pre-Market Approval submission.

Net loss for the first quarter of 2007 was $3,521,000 or $0.14 per share. The Company reported a net loss of $3,362,000 or $0.14 per share for the first quarter of 2006. The per share impact of the $800,000 in investigation costs, was $0.03.

STAAR exited the first quarter with approximately $9,248,000 in cash, cash equivalents and short-term investments (“cash”) compared with $7,908,000 at the end of the fourth quarter of 2006. Included in cash at the end of the first quarter of 2007 was $4.0 million in proceeds from a note executed with Broadwood Capital, LP on March 21, 2007. The Company used $2,726,000 in cash for operating activities, down 12% compared with $3,111,000 in cash used for operating activities during the first quarter of 2006. The Company typically uses cash at a higher rate in the first quarter compared with other quarters.

STAAR’s Swiss-based bank debt at the end of the first quarter of 2007 was approximately $1,802,000. Cash from international operations was used to pay off the Swiss credit facility subsequent to the end of the quarter and on April 26, 2007 the credit facility was closed.

Following the end of the first quarter of 2007, the Company completed an offering of its common stock under a shelf registration filed in August 2006. In connection with the offering, the Company sold 3,600,000 shares of common stock for net proceeds of $16,920,000. The Company intends to use a portion of the proceeds to repay the Broadwood note, although the timing of such repayment has not been decided.

Conference Call
The Company will host a conference call and webcast on May 1, 2007 at 2:00 p.m. Pacific Time to discuss the Company’s first quarter fiscal 2007 results and recent corporate developments. The dial-in number for the conference call is 800-366-3908 for domestic participants and 303-262-2006 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on May 7, 2007 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11088663#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More than 65,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, the success of the transition to new management at Domilens, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent marketing model to the challenges of the refractive market, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors EVC Group Douglas Sherk, 415-896-6820 Jennifer Beugelmans, 646-201-5447	Media EVC Group Jennifer Saunders, 646-201-5431

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended
	March 30,	March 31,
	2007	2006
Sales	$14,917	$13,465
Cost of goods sold	7,622	7,025

Gross profit	7,295	6,440

General and administrative	2,783	2,801
Marketing and selling	6,102	5,123
Research and development	1,610	1,726
Other charges	0	0

Total selling, general and administrative expenses:	10,495	9,650

Operating loss	(3,200)	(3,210)

Other income, net	(52)	55
Loss before income taxes	(3,252)	(3,155)
Income tax provision	269	207
Minority interest	0	0

Net loss	$(3,521)	$(3,362)

Basic and diluted loss per share	$(0.14)	$(0.14)

Weighted average shares outstanding	25,653	24,855

STAAR Surgical Company
Global Sales
(in 000’s)
Unaudited

	Three Months Ended
			%
	March 30,	March 31,
	2007	2006	Change
Geographic Sales
United States	$5,094	$5,261	-3.2%
Germany	6,045	5,244	15.3%
Other	3,778	2,960	27.6%

Total Sales	$14,917	$13,465	10.8%

Product Sales
Cataract
IOLs	$6,174	$6,403	-3.6%
Other Cataract	4,850	4,363	11.2%

Total Cataract	11,024	10,766	2.4%

Refractive
ICL/TICL	3,642	2,399	51.8%
Other Refractive	78	123	-36.6%

Total Refractive	3,720	2,522	47.5%

Glaucoma	173	177	-2.3%

Total Sales	$14,917	$13,465	10.8%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000’s)
Unaudited

	March 30,	December 29,
	2007	2006
Cash, cash equivalents, and short-term investments	$9,248	$7,908
Accounts receivable, net	6,988	6,524
Inventories, net	12,495	12,939
Prepaids, deposits, and other current assets	3,089	1,923

Total current assets	31,820	29,294

Investment in joint venture	409	397
Property, plant, and equipment, net	5,746	5,846
Patents and licenses, net	4,319	4,439
Goodwill, net	7,534	7,534
Other assets	258	260

Total assets	$50,086	$47,770

Notes payable-Line of Credit	$1,812	$1,802
Accounts payable	5,105	5,055
Other current liabilities	9,072	8,074

Total current liabilities	15,989	14,931

Notes payable	3,733	—
Other-long term liabilities	1,160	1,079

Total liabilities	20,882	16,010

Stockholders’ equity — net	29,204	31,760

Total liabilities and equity	$50,086	$47,770

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000’s)
Unaudited

	Three Months Ended
	March 30,	March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(3,521)	$(3,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	466	490
Amortization of intangibles	120	120
Loss on disposal of fixed assets	53	46
Equity in operations of joint venture	(12)	5
Stock-based compensation	395	527
Common stock issued for services	—	—
Note receivable reserve	—	—
Deferred income taxes	—	—
Other	107	(16)
Minority interest	—	—
Changes in working capital:
Accounts receivable	(571)	(936)
Inventories	474	614
Prepaids, deposits and other current assets	(1,166)	(416)
Accounts payable	13	(25)
Other current liabilities	916	(158)

Net cash used in operating activities	(2,726)	(3,111)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(164)	(451)
Proceeds from sale lease back of property, plant and equipment	—	—
Purchase of short-term investments	—	—
Sale of short-term investments	—	—
(Increase) decrease in other assets	2	3
Proceeds from notes receivable and other	—	20

Net cash (used in) provided by investing activities	(162)	(428)

Cash flows from financing activities:
Net payments (borrowings) under notes payable	(32)	(88)
Net payments (borrowings) under lease lines of credit	(13)	—
Proceeds from Note Payable	4,000	—
Net proceeds from private placement	—	—
Proceeds from the exercise of stock options	211	491

Net cash provided by financing activities	4,166	403

Effect of exchange rate changes on cash and cash equivalents	62	92

(Decrease) increase in cash and cash equivalents	1,340	(3,044)
Cash and cash equivalents, at beginning of the period	7,908	12,708

Cash and cash equivalents, at end of the period	$9,248	$9,664